Exhibit 5.1

Matthew Browne +1 858 550 6045 mbrowne@cooley.com

March 15, 2023

TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Drive, Suite 800

San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 2,188,507 shares of the common stock, $0.001 par value (the “Common Stock”), of the Company on behalf of certain selling stockholders, consisting of 174,508 currently outstanding shares of Common Stock (the “Shares”) and up to 2,013,999  shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when sold and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:   /s/ Matthew Browne

        Matthew Browne